Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

STATUTORY TRUST PURSUANT TO

SECTION 3820 OF THE DELAWARE

STATUTORY TRUST CODE

1.)        The jurisdiction where the Corporation first formed is Delaware.

2.)        The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)        The date the Corporation first formed is October 16, 2018.

4.)        The name of the Corporation immediately prior to filing this Certificate is Eagle Point Income Company Inc.

5.)        The name of the Statutory Trust as set forth in the Certificate of Trust is Eagle Point Income Company.

6.)        This Certificate of Conversion shall become effective on August 24, 2026 at 12:01 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20th day of August, 2026.

By:	/s/ Scott W. Appleby
Name:	Scott W. Appleby, not in his individual capacity but as Trustee

By:	/s/ Kevin F. McDonald
Name:	Kevin F. McDonald, not in his individual capacity but as Trustee

By:	/s/ Paul E. Tramontano
Name:	Paul E. Tramontano, not in his individual capacity but as Trustee

By:	/s/ Jeffrey L. Weiss
Name:	Jeffrey L. Weiss, not in his individual capacity but as Trustee

By:	/s/ Thomas P. Majewski
Name:	Thomas P. Majewski, not in his individual capacity but as Trustee

By:	/s/ James R. Matthews
Name:	James R. Matthews, not in his individual capacity but as Trustee